EXHIBIT 99.1

AngioSoma, Inc. announces a Liprostin™ focused Joint Venture

Montgomery, Texas (October 5th, 2016) AngioSoma, Inc. (OTCQB: SOAN) announces a joint venture with La Jolla Capital Partners LLC (’La Jolla’) focused on the funding and management of U S Food and Drug Administration (’FDA’) Liprostin™ Phase III trials, as well as the licensing of Liprostin™ worldwide thereafter.  Liprostin™ is a liposomal encapsulated prostaglandin e1 (‘PGE1’) and is AngioSoma, Inc.’s flagship product.   La Jolla personnel have extensive experience in the FDA regulatory environment, both in funding and management of the process, and have a successful product licensing history.

“If Liprostin™ treated ten percent (10%) of the 12 million untreated Peripheral Artery Disease patients in the U.S. as reported by The American Heart Association, this could produce a gross income of six hundred million dollars ($600 million) if we assumed the Company yields five hundred dollars ($500) per patient,” said Ms. Alexanderia K Blankenship, CEO & President of AngioSoma, Inc.

Mr. C. Richard Piazza, President of La Jolla Capital Partners LLC, has experience that directly relates to the future success of Liprostin™ Phase III FDA trials, and in conjunction with Bruce Badeau at La Jolla, have a history of funding the process associated with those trials successfully. Mr. Piazza said, “AngioSoma, Inc.’s Liprostin™ is in a rather unique position as it has completed Phase I and Phase II clinical trials.  This puts AngioSoma, Inc. in a position that most small companies never reach – at the brink of Phase III FDA trials with a possibly huge licensing opportunity.”

AngioSoma, Inc. made its September 2016 shareholder presentation available at its website (http://angiosoma.com/shareholder-presentation-september-2016).

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (http://www.angiosoma.com) is a clinical stage biopharmaceutical company focused on improving the effectiveness of current standard-of-care treatments, especially related to endovascular interventions in the treatment of peripheral artery disease (’PAD’).  Our lead pharmaceutical product Liprostin™, a treatment for PAD, has successfully completed FDA Phase I and three Phase II clinical trials, and we are in discussions with several contract research organizations for rapid completion of our U.S. Food and Drug Administration (’FDA’) approved protocol for Phase III with submission of our new drug application for marketing in the U.S. and its territories.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

AngioSoma, Inc.

Alex Blankenship

investors@AngioSoma.com

(832) 781 – 8521